Exhibit 5.1

345 Park Avenue New York, NY 10154	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4000

June 29, 2022

Phoenix Motor Inc.

1500 Lakeview Loop

Anaheim, CA

Ladies and Gentlemen:

We have served as counsel to Phoenix Motor Inc., a Delaware corporation (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering the issuance of 1,960,000 shares (the “Shares”) of common stock, $0.0004 par value per share (the “Common Stock”) of the Company, pursuant to awards granted under the Company’s 2021 Omnibus Equity Incentive Plan Incentive Stock Plan, as amended (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

Los Angeles     New York     Chicago     Nashville     Washington,     DC     San Francisco     Beijing     Hong Kong     www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

22377109.1
236893-10001